EMPIRE STATE REALTY TRUST ANNOUNCES CHRISTINA VAN TASSELL AND HANNAH YANG HAVE JOINED ITS BOARD OF DIRECTORS

New York, New York, July 12, 2023 -- Empire State Realty Trust, Inc. (NYSE: ESRT) (the “Company”), today announced that Christina Van Tassell and Hannah Yang have joined its Board of Directors, effective July 12, 2023.

Christina is a business leader with deep financial expertise. She has been a private and public company CFO, a private equity investor and led M&A transactions and restructurings. She also has broad experience in technology, media, social media and e-commerce. Christina has served as Executive Vice President & Chief Financial Officer of John Wiley & Sons, Inc., a global knowledge company and leader in research, publishing and knowledge solutions, since 2021. Previously, she held positions as Chief Financial Officer of Dow Jones & Company, Inc., owner of the Wall Street Journal, Barron's, and Factiva, from 2017 to 2021, Xaxis, a global advertising technology company owned by WPP Plc, from 2013 to 2017, and Centurion Holdings LLC, an investment and advisory company, from 2004 to 2013. She began her career at PricewaterhouseCoopers, where she held senior roles in global capital markets, M&A, and other corporate finance functions during her 12-year tenure. Christina holds M.B.A.s from Columbia University and London Business School and a Bachelor of Arts degree in accounting and business administration from Muhlenberg College.

Hannah is a business leader with deep expertise in strategic growth, media and digital transformation. For more than a decade, she played a key role in the development of The New York Times Company’s global subscription business. Hannah is currently the Chief Growth and Customer Officer of The Times, where she co-leads the cross-functional organization consisting of product development, engineering, data, design, marketing, research and sales to drive The Times’s subscription growth globally. Prior to her current role, she held a variety of leadership positions with The Times since 2010, and served in sales development and strategic planning roles with the New England Media Group (which included The Boston Globe and Boston.com) from 2003 to 2007. She began her career as a corporate attorney at the law firm Simpson Thacher & Bartlett and a management consultant at Katzenbach Partners LLC (now a part of Strategy&). Hannah received a bachelor’s degree from Harvard College and a J.D. from Harvard Law School.

“We welcome Christina and Hannah. Christina brings financial expertise and experience in industries which have undergone and undergo dynamic change and that will assist our deliberations as we navigate the next stage of our growth. Hannah brings business transformation, development and digital expertise that will help bring our business into the next era of growth, in particular our Observatory,” said Anthony E. Malkin, Empire State Realty Trust’s Chairman, President and Chief Executive Officer. “The appointments of Christina and Hannah mark another milestone in our board refreshment initiatives.”

Christina added, “I am delighted to join Empire State Realty Trust’s Board of Directors and such an accomplished leadership team.”

Hannah added, “I am honored to join the Board and contribute to ESRT’s next phase of growth.”

About Empire State Realty Trust
Empire State Realty Trust, Inc. (NYSE: ESRT) is a REIT that owns and manages office, retail and multifamily assets in Manhattan and the greater New York metropolitan area. ESRT owns the iconic Empire State Building – “the World’s Most Famous Building” – and the newly reimagined Empire State Building Observatory that was named #1 attraction in the US for the second year in a row, in Tripadvisor’s 2023 Travelers’ Choice Awards: Best of the Best. The company is a leader in healthy buildings, energy efficiency, and indoor environmental quality. As of March 31, 2023, ESRT's portfolio is comprised of approximately 8.9 million rentable square feet of office space, 718,000 rentable square feet of retail space and 721 residential units across three multifamily properties. More information about Empire State Realty Trust can be found at esrtreit.com and by following ESRT on Facebook, Instagram, TikTok, Twitter and LinkedIn.

Contact:
Investors
Empire State Realty Trust Investor Relations
(212) 850-2678
IR@esrtreit.com

Source: Empire State Realty Trust, Inc.
Category: General
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